Exhibit 99.1

Mobileye appoints Elaine L. Chao to its Board of Directors

JERUSALEM, June 10, 2024 — Mobileye Global Inc. (Nasdaq: MBLY) announced today the appointment of Elaine L. Chao to the Mobileye Global Inc. Board of Directors as an independent director, effective as of June 7, 2024.

“It’s an honor to have former U.S. Secretary of Transportation and U.S. Secretary of Labor Elaine Chao join Mobileye’s board as an independent director,” said Patrick P. Gelsinger, chair of Mobileye’s board of directors. “Elaine’s experience in technology, transportation and business transformation will bring a wealth of knowledge to our mission of advancing road safety through advanced technology.”

Secretary Chao has had a distinguished career as a national and global leader in the public, private and nonprofit sectors. She has been confirmed to two Cabinet positions by the United States Senate on a strong bipartisan basis, serving as the 24th U.S. Secretary of Labor from 2001 to 2009 and the 18th U.S. Secretary of Transportation from 2017 to 2021. She was the first woman of Asian American heritage to serve in a U.S. Presidential cabinet. Beyond her extensive government service, Secretary Chao has also served as a director for several public companies, from Fortune 500 firms to technology and transportation innovators, as well as across the nonprofit sector.

“Having known Secretary Chao for several years, I know she will make an immediate and positive contribution to Mobileye’s board,” said Mobileye President and CEO Prof. Amnon Shashua. “She has long been a vocal advocate for breakthrough technology that benefits all road users, a key part of our mission at Mobileye.”

Secretary Chao earned her master’s in business administration from Harvard Business School and her undergraduate degree in economics from Mount Holyoke College. She was President and CEO of United Way America, Director of the Peace Corps, and a banker with Citicorp and Bank of America. In recognition of her accomplishments in public service, she is also the recipient of 38 honorary doctorate degrees.

Media Contact: PR@mobileye.com

Mobileye (Nasdaq: MBLY) leads the evolution of mobility with our autonomous driving and driver-assistance technologies, based on world-renowned expertise in artificial intelligence, computer vision, mapping, and integrated hardware and software. Since our founding in 1999, Mobileye has enabled the wide adoption of advanced driver-assistance systems while pioneering groundbreaking technologies such as REM™ crowdsourced mapping, True Redundancy™ sensing, Responsibility-Sensitive Safety™ (RSS™) driving policy and Driving Experience Platform (DXP). These technologies support a product portfolio structured for scale and designed to unlock the full potential of mobility, offering a range of solutions from premium ADAS to autonomous vehicles. By the end of 2023, approximately 170 million vehicles worldwide have been equipped with Mobileye technology. In 2022, Mobileye listed as an independent company separate from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.